IN THE CIRCUIT COURT OF THE SIXTH JUDICIAL CIRCUIT
IN AND FOR PINELLAS COUNTY, FLORIDA
CIVIL DIVISION

IN RE APOTHECA BIOSCIENCES, INC.
PLAINTIFF, **SECTION: 19**

CASE NO.: 18-007747-CI

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ORDER FOR DECLARATORY JUDGMENT

THIS CAUSE came before the Court on the Declaratory Action pursuant to Chapter 86, Florida Statutes, as brought by Apotheca Biosciences, Inc., for determination of whether the Company is or has ever been a "Shell" Company under Rule 405 of the Securities Act for application of Rule 144 and removal of restrictive legends by shareholders. The Court, at a hearing held on December 11, 2018 has been presented with the necessary evidence, public filings, available testimony and other matters necessary for determination of such matter. The Court having heard the representations, offered testimony and argument of counsel, and otherwise being fully advised in the premises, it is

ORDERED, ADJUDGED and DECLARED that

A. The Legal Questions presented ~~were the following~~ for the Court to use its declaratory judgment powers were the following:

1) Whether the Company has ever been or met the definition of a "Shell" corporation under Section 405 of the Securities Act for application of that definition as to eligibility of the common stock of the Corporation for purposes of exemption from registration under the Securities Act for purposes of resale of such securities. If the finding of the Court is that the company has never been a shell under such definition, then the enquiry will end. If on the other hand the answer is yes, that the Company was a shell at some point, then the Plaintiff seeks a ruling as to the next issue.
2) Alternatively, even if the Company had ever met the definition of being a "Shell" corporation under Section 405 of the Securities Act, then the Corporation has "cured" such Shell situation by compliance with the Securities Act for purposes of sale of its common stock by shareholders under Rule 144 of the Securities Act.

B. The Court was presented evidence that such hearing had been published to the public, shareholders and all interested parties as to the place, time and subject of the hearing through the Corporation filing such notice with the Securities and Exchange Commission on November 29, 2018. That given such notification, no party with opposing evidence or otherwise appeared at such hearing.

C. The Court having had the benefit of the evidence, argument of counsel, public filings and otherwise makes the determination that the Corporation is not now, nor has it been a shell company as defined in Rule 405, of the Securities Act; as such the Court does not need to reach the second question presented;

D. The Court has determined, based upon the matters presented, that the Corporation is not now, nor has it been a Shell Company as defined under the Securities Act for application of Rule 144 of the Securities Act when otherwise appropriate.

E. The Corporation shall publish such finding by filing of a Form 8-K through the Securities and Exchange Commission within five days of this Order.

SO ORDERED in Chambers in St. Petersburg, Pinellas County, Florida on the 11th day of December, 2018.

TRUE COPY
Original Signed
DEC 11 2018
JACK DAY
CIRCUIT JUDGE

Honorable Jack Day
Circuit Court Judge

Copies to: Craig A. Huffman Esq.